Exhibit 99.1

Amylin Pharmaceuticals, Inc. 9360 Towne Centre Drive San Diego, CA 92121 USA	Tel (858) 552 2200 Fax (858) 552 2212 www.amylin.com

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS REPORTS THIRD QUARTER FINANCIAL RESULTS

Net product sales increased 28% over third quarter 2006 to $177 million

San Diego, CA – October 17, 2007 – Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported financial results for the quarter ended September 30, 2007. The Company reported total revenue of $190.0 million for the third quarter, including net product sales of $177.4 million. Net loss for the quarter ended September 30, 2007 was $39.8 million, or $0.30 per share. At September 30, 2007, the Company held cash, cash equivalents and short-term investments of approximately $1.1 billion.

“BYETTA and SYMLIN, our first-in-class diabetes medicines, have been on the market for nearly 30 months and continued to show growth in physician adoption, prescriptions and reported revenue in the third quarter,” said Daniel M. Bradbury, President and Chief Executive Officer of Amylin Pharmaceuticals.  “Additionally we continued to advance our pipeline drug candidates and remain on track to report key clinical data later this quarter from our once-weekly exenatide long-acting release program and our integrated neurohormone obesity program.”

Quarter ended September 30, 2007

Net product sales of $177.4 million for the third quarter include $161.1 million for BYETTA® (exenatide) injection and $16.3 million for SYMLIN® (pramlintide acetate) injection. This compares to net product sales of $138.8 million, consisting of $126.4 million for BYETTA and $12.4 million for SYMLIN for the same period in 2006.

Revenues under collaborative agreements were $12.6 million for the quarter ended September 30, 2007, compared to $8.2 million for the same period in 2006. The increase reflects higher cost-sharing payments from Lilly to equalize development expenses for BYETTA and exenatide long-acting release (LAR).

Selling, general and administrative expenses increased to $87.7 million for the quarter ended September 30, 2007, compared to $69.0 million for the same period in 2006. The increase reflects higher promotional expenses for BYETTA and SYMLIN, increased expenses associated with the Company’s expanded field force, and increased business infrastructure to support the Company’s growth.

Research and development expenses increased to $61.5 million for the quarter ended September 30, 2007, compared to $53.7 million for the same period in 2006. The increase primarily reflects increased development expenses for exenatide LAR and ongoing costs associated with the advancement of the Company’s obesity development programs.

Collaborative profit sharing, which represents Lilly’s share of the gross margin for BYETTA, was $75.0 million for the quarter ended September 30, 2007, compared to $57.0 million for the same period in 2006.

Net loss for the quarter ended September 30, 2007 was $39.8 million, or $0.30 per share, compared to $46.1 million, or $0.36 per share, for the same period in 2006. Net loss for the quarter ended September 30, 2006 included a $7.9 million non-operating charge related to a make-whole payment associated with the early redemption of convertible senior debt in August 2006.

Third quarter highlights

Highlights of Amylin’s third quarter include:

•                  Received U.S. Food and Drug Administration (FDA) approval of the SymlinPen(TM) 120 and the SymlinPen(TM) 60 pen-injector devices for administering SYMLIN® (pramlintide acetate) injection. These new pre-filled pen-injector devices feature simple, fixed dosing to improve mealtime glucose control.

•                  Announced study results showing that with similar glycemic improvement, one year of exenatide treatment improved indices of beta cell function compared to insulin glargine, with reduced risk of hypoglycemia, and weight loss instead of weight gain.

Nine months ended September 30, 2007

Total revenues for the nine months ended September 30, 2007 were $559.0 million. This includes net product sales of $506.7 million, including $459.7 million for BYETTA and $47.0 million for SYMLIN. This compares to net product sales of $323.5 million, consisting of $293.2 million for BYETTA and $30.3 million for SYMLIN for the same period in 2006.

Revenues under collaborative agreements were $52.2 million for the nine months ended September 30, 2007, compared to $24.1 million for the same period in 2006. The increase reflects $15 million in milestones associated primarily with the launch of BYETTA in the European Union during the second quarter of 2007 and higher cost-sharing payments to equalize development expenses for BYETTA and exenatide LAR.

Selling, general and administrative expenses increased to $268.6 million for the nine months ended September 30, 2007, from $192.4 million for the same period in 2006. The increase reflects higher promotional expenses for BYETTA and SYMLIN, costs associated with the Company’s expanded sales force and increased business infrastructure to support the Company’s growth.

Research and development expenses increased to $192.7 million for the nine months ended September 30, 2007, from $155.9 million for the same period in 2006. The increase primarily reflects costs associated with the development of exenatide LAR and costs associated with the Company’s obesity programs.

Collaborative profit sharing was $212.3 million for the nine months ended September 30, 2007, compared to $130.4 million for the same period in 2006.

Net loss was $134.2 million, or $1.02 per share for the nine months ended September 30, 2007, compared to $160.4 million, or $1.33 per share, for the same period in 2006.

Conference Call

Amylin will webcast its Quarterly Update Conference Call today at 5:00 p.m. ET/2:00 p.m. PT. The call will be webcast live through Amylin’s corporate website, www.amylin.com, and a recording will be made available following the close of the call.

Daniel M. Bradbury, Amylin’s President and Chief Executive Officer will lead the call. During the call, the Company plans to provide further details underlying its third quarter financial results, and information regarding assumptions for the remainder of 2007 operations. For those without access to the Internet, the live call may be accessed by phone by calling (866) 700-6979 (domestic) or (617) 213-8836 (international), passcode 48312438. A replay of the call will also be available by phone for 24 hours beginning approximately one hour after the close of the call and can be accessed at (888) 286-8010 (domestic) or (617) 801-6888 (international), passcode 10940869.

About Amylin

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines. Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection. Amylin’s research and development activities leverage the company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity. Amylin is located in San Diego, California with over 1,800 employees nationwide. Further information on Amylin Pharmaceuticals is available at www.amylin.com.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties. The Company’s actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks that BYETTA or SYMLIN may be affected by competition, unexpected new data, technical issues, or manufacturing and supply issues; risks that our financial results may fluctuate significantly from period to period and may not meet market expectations; risks that our clinical trials will not be completed when planned or may not replicate previous results; risks that our preclinical studies may not be predictive; risks that the FDA may not approve the Company’s sNDAs or product candidates; risks that we may not be able to complete our manufacturing facility on a timely basis; and other risks inherent in the drug development and commercialization process. Commercial and government reimbursement and pricing decisions and the pace of market acceptance may also affect the potential for BYETTA or SYMLIN. These and additional risks and uncertainties are described more fully in the Company’s recently filed Form 10-Q. Amylin disclaims any obligation to update these forward-looking statements.

(Financial information to follow)

AMYLIN PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

 (in thousands, except per share data)

(unaudited)

	Quarter ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Revenues:
Net product sales	$177,391	$138,798	$506,731	$323,457
Revenues under collaborative agreements	12,637	8,219	52,228	24,055
Total revenues	190,028	147,017	558,959	347,512

Costs and expenses:
Cost of goods sold	13,750	14,508	43,322	38,937
Selling, general and administrative	87,718	69,037	268,626	192,388
Research and development	61,457	53,703	192,712	155,886
Collaborative profit sharing	75,026	57,026	212,328	130,382
Total costs and expenses	237,951	194,274	716,988	517,593

Operating loss	(47,923)	(47,257)	(158,029)	(170,081)

Make-whole payment on debt redemption	—	(7,875)	—	(7,875)
Interest income, net	8,165	8,992	23,834	17,521

Net loss	$(39,758)	$(46,140)	$(134,195)	$(160,435)

Net loss per share - basic and diluted	$(0.30)	$(0.36)	$(1.02)	$(1.33)

Shares used in computing net loss per share - basic and diluted	132,805	126,582	131,884	120,423

AMYLIN PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2007	December 31, 2006
Assets
Cash, cash equivalents and short-term investments	$1,082,478	$767,331
Accounts receivable, net	63,155	58,089
Inventories, net	103,480	59,299
Other current assets	32,223	22,098
Property and equipment, net	335,563	146,779
Other assets	33,816	6,790
Total assets	$1,650,715	$1,060,386

Liabilities and stockholders’ equity
Current liabilities	$229,999	$203,887
Other liabilities, net of current portion	33,293	21,208
Convertible senior notes	775,000	200,000
Stockholders’ equity	612,423	635,291
Total liabilities and stockholders’ equity	$1,650,715	$1,060,386

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CONTACT:

Mark Foletta

Senior Vice President, Finance and Chief Financial Officer

Amylin Pharmaceuticals, Inc.

+1-858-552-2200

www.amylin.com